SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549




                                   FORM 8-K

                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): December 17, 1997


                      INNOVATIVE VALVE TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)



           DELAWARE                    000-23231               76-0530346
(State or other jurisdiction of                             (I.R.S. Employer
        incorporation)         (Commission File Number)    Identification No.)


                       14900 WOODHAM DRIVE, SUITE A-125
                             HOUSTON, TEXAS 77073
             (Address of principal executive offices and zip code)


      Registrant's telephone number, including area code: (281) 821-9407

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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

            On December 17, 1997 (the "Closing Date"), Innovative Valve Technologies, Inc., a Delaware corporation (the "Company"), acquired Dalco, Inc., a Kentucky corporation ("Dalco"), through a merger (the "Acquisition") of Dalco with and into DIVT Acquisition, LLC, a Kentucky limited liability company and a wholly owned subsidiary of the Company ("DIVT"). The Acquisition was completed pursuant to a Merger Agreement dated as of December 17, 1997 ("the Merger Agreement") by and among the Company, DIVT, Dalco and Mr. James H. Merrell and Mr. Christian G. Sawyer (collectively, the "Stockholders"). As consideration for the Acquisition, the Company issued (i) an aggregate of $4,550,000 of short-term notes (the "Short-Term Notes") and (ii) an aggregate of $4,550,000 of convertible notes (the "Convertible Notes"). In addition, pursuant to the terms of the Merger Agreement, (i) the Stockholders caused Dalco to make distributions to them aggregating $340,000, in respect of federal and state taxes attributable to income from Dalco's fiscal year ended October 31, 1997 and its S corporation termination year commencing November 1, 1997, and (ii) Dalco had outstanding indebtedness of $283,459 which became indebtedness of DIVT (which survived the merger and changed its name to "Dalco, LLC") on consummation of the Acquisition. The total consideration for the Acquisition is subject to downward adjustment for any decrease in Dalco's Working Capital (as defined in the Merger Agreement) from October 31, 1997 to December 17, 1997. The parties determined the consideration for the Acquisition and the other terms and provisions of the Merger Agreement and the related agreements entered into among the parties through arm's-length negotiations.

            The Short-Term Notes bear interest at a rate of 5.5% per annum, become due and payable in full on January 2, 1998 and are unsecured. The Convertible Notes bear interest at a rate of 5.5% per annum (with interest payable quarterly beginning March 31, 1998), become due and payable in full on December 17, 2002, are unsecured and subordinated to all the Company's Senior Indebtedness (as defined in the Convertible Notes and including all indebtedness under the Company's credit facility with Texas Commerce Bank National Association, as agent, and the other lenders party thereto (the "Credit Facility")) and are convertible into shares of the Company's common stock, par value $.001 per share, at a conversion price of approximately $22.20 per share beginning December 17, 1998. The Company intends to fund the payment of the Short-Term Notes through borrowings under the Credit Facility. The Acquisition is being treated as a purchase for accounting purposes. In connection with the Acquisition, the Company entered into an employment agreement with each of Messrs. Merrell and Sawyer, providing for their continuation as executive officers of the acquired business.

            Dalco assembles, distributes and repairs a variety of industrial valves (including pressure relief valves and control valves) and related products (including pneumatic and electric actuators and controls). Dalco serves customers throughout Kentucky and the southern regions of Indiana and Ohio, with a focus on the following markets: power utility; chemical processing; food and beverage; pulp and paper; refining; steel processing; and pharmaceutical manufacturing. Dalco's main office, shop facilities and warehouse are located in Louisville, Kentucky, and it has

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a sales office and a small warehouse in the Greater Cincinnati area. The Company currently intends to use the acquired operations in the manner previously used by Dalco.

            A copy of the press release dated December 18, 1997 issued by the Company and relating to the closing of the Acquisition is attached as Exhibit 99 hereto and incorporated herein by reference.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

      (A)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

            Provision of financial statements for Dalco required by this item within 15 days of the Closing Date is impracticable. The required financial statements will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but not later than 60 days after this Report is required to be filed.

      (B)   PRO FORMA FINANCIAL INFORMATION.

            Provision of pro forma financial information for the Company required by this item within 15 days of the Closing Date is impracticable. The required pro forma financial information will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but not later than 60 days after this Report is required to be filed.

      (C)   EXHIBITS

      2 Merger Agreement dated as of December 17, 1997 by and among Innovative Valve Technologies, Inc., DIVT Acquisition, LLC, Dalco, Inc. and the Stockholders named therein. Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to the Merger Agreement (all of which are listed therein) have been omitted from this Exhibit 2. The Company hereby agrees to furnish supplementally a copy of any such omitted item to the Securities and Exchange Commission upon request.

      99    Press release issued December 18, 1997.

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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    INNOVATIVE VALVE TECHNOLOGIES, INC.

                                    By:/s/ CHARLES F. SCHUGART
                                        Charles F. Schugart
                                        Chief Financial Officer and Senior Vice
                                        President - Corporate Development

Date:  December 30, 1997

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